UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2021
Dear Shareholders:
You are cordially invited to attend the Company’s 2021 Annual Meeting of Shareholders, which will be held on, Friday, May 14, 2021, beginning at 2:00 p.m. Eastern Time. To register for the virtual meeting, please follow the instructions below:
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Visit register.proxypush.com/crd-b on your smartphone, tablet or computer.

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As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the front of your proxy card.

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After registering, you will receive a confirmation email. Approximately 1 hour prior to the start of the meeting you will receive an email with a unique link to the virtual meeting.

The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the Annual Meeting and the various matters on which you are being asked to vote. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 19, 2021 are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.
As is our custom, a brief report will be made immediately after the Annual Meeting on the Company’s 2020 activities, 2021 activities to date, and the outlook for the remainder of 2021. We hope you will be able to attend the Annual Meeting.
Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.
On behalf of our Board of Directors, officers and employees, we wish to thank you for your continued interest in and support of Crawford & Company.
Sincerely,
Rohit Verma
Chief Executive Officer

CRAWFORD & COMPANY
5335 Triangle Parkway
Peachtree Corners, Georgia 30092
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 14, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held virtually, on Friday, May 14, 2021, at 2:00 p.m. Eastern Time, for the following purposes:
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To elect ten (10) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

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To approve on an advisory basis, the compensation paid to the Company’s named executive officers in 2020;

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To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2021 fiscal year; and

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To transact any and all other such business as may properly come before the Annual Meeting, including any adjournment or postponement thereof.

Shareholders may attend the Annual Meeting by visiting the unique link provided to each shareholder after registering for the virtual meeting. To register for the virtual meeting, please follow the instructions below:
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Visit register.proxypush.com/crd-b on your smartphone, tablet or computer.

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As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the front of your proxy card.

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After registering, you will receive a confirmation email. Approximately 1 hour prior to the start of the meeting you will receive an email with a unique link to the virtual meeting.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 9, 2021. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 19, 2021 are entitled to vote at the Annual Meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2021:
The proxy statement and our 2020 annual report are available at https://materials.proxyvote.com/224633.
By Order of The Board of Directors,
Tami E. Stevenson,
SVP, General Counsel and Corporate Secretary
Atlanta, Georgia
April 9, 2021
It is important that your shares of Class B Common Stock be represented at the Annual Meeting whether or not you plan to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote virtually at the Annual Meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.
Proxies are being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the Annual Meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY
5335 Triangle Parkway
Peachtree Corners, Georgia 30092

PROXY STATEMENT

2021 PROXY STATEMENT

i

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2021
GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS
The 2021 Annual Meeting of Shareholders of Crawford & Company, including any adjournment or postponement thereof (the “Annual Meeting”), will be held virtually on Friday, May 14, 2021 at 2:00 p.m., Eastern Time by visiting the unique link provided to each shareholder after registering for the virtual meeting.
To register for the virtual meeting, please follow the instructions below:
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Visit register.proxypush.com/crd-b on your smartphone, tablet or computer.

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As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the front of your proxy card.

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After registering, you will receive a confirmation email. Approximately 1 hour prior to the start of the meeting you will receive an email with a unique link to the virtual meeting.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting. You are receiving this Proxy Statement and the accompanying Proxy Card (or, if your shares are held in the name of a nominee or intermediary, a voting instruction card furnished by such record holder), or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy. If you sign and return the Proxy, you are appointing R. Verma, W.B. Swain and T.E. Stevenson as your representatives at the Annual Meeting. Messrs. Verma and Swain and Ms. Stevenson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy.
All holders of the Company’s Class B Common Stock as of the close of business on March 19, 2021, which we refer to as the “Record Date,” are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.
This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 9, 2021. Our Annual Report to Shareholders for the fiscal year ended December 31, 2020 is also being delivered with this Proxy Statement and is also being made available on the Internet at the web address above.
Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.
On what items am I being asked to vote?
You are being asked to vote on three matters:
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the election of ten (10) directors;

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the approval on an advisory basis, of the compensation paid to the Company’s named executive officers in 2020; and

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the ratification of Ernst & Young LLP as our independent registered public accounting firm for our 2021 fiscal year.

Who may vote at the Annual Meeting?
Only shareholders of record of our Class B Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. If you are the owner of shares of Class B Common Stock held in “street name” through a broker, bank or other nominee, please refer to the information under “Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?” below. Holders of Class A Common Stock are not entitled to any notice of, or vote at, the Annual Meeting.
How many votes do you need to hold the Annual Meeting?
In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:
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voted over the Internet or by telephone in advance of the Annual Meeting;

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properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting; or

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present at the Annual Meeting and voted virtually through our Annual Meeting website.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder has not received voting instructions from the beneficial owner and does not have, or declines to exercise, discretionary voting power with respect to that particular proposal. As described below, registered holders that have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent registered public accounting firm. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.
How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?
As of the Record Date, we had outstanding 22,451,307 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.
How may I vote on each of the Proposals to be considered at the Annual Meeting?
With respect to the election of directors, you may:
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vote FOR all nominees;

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withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

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withhold authority to vote for all ten (10) nominees.

With respect to the other proposals to be voted at the Annual Meeting, you may:
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vote FOR the proposal;

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vote AGAINST the proposal; or

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ABSTAIN from voting on the proposal.

What vote is required to approve each of the Proposals?
Each share of Class B Common Stock is entitled to cast an affirmative vote for up to ten (10) director nominees. Cumulative voting is not permitted. The ten (10) nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the advisory approval of the compensation of our named executive officers and the ratification of the appointment of the Company’s independent registered public accounting firm.
With respect to Proposal 2 (advisory vote of compensation of the named executive officers) and Proposal 3 (approval of the Company’s independent registered public accounting firm), abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.
What are the Board’s voting recommendations?
Our Board of Directors recommends the following votes:
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Proposal One — FOR the election of the ten (10) persons nominated to serve as directors;

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Proposal Two — FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers; and

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Proposal Three — FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2021.

How do I vote?
In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that registered owners vote by one of the following four methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.
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Via Internet:   visit www.proxypush.com/crd-b.

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By Mail:   sign, date and return your proxy card to the address listed on the proxy card.

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By Phone:   call 1-866-883-3382.

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In Person (virtually):   By attending the Annual Meeting virtually at the unique link provided by registering and following the instructions.

What if I change my mind after I vote by Proxy?
Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet, or providing written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person (virtually) if they so desire.
What if I return my Proxy but do not provide voting instructions?
If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.
Specifically, your shares will be voted FOR the election of all director nominees, FOR the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year, as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able register using the registration instructions provided above, attend, and vote at the Annual Meeting.
We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions from you. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year is considered a routine matter.
On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at a meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to i) the election of directors and ii) the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers are considered non-routine matters.
How can I obtain a copy of the 2020 Annual Report?
Our Annual Report (Form 10-K), filed with the Securities and Exchange Commission (the “SEC”) and our 2020 Year in Review are available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092 and on the Company’s website, www.crawco.com under the “Financials” link located under the “Investors” page.
Who is paying the expenses of this solicitation?
The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to the beneficial owners of the Company’s Class B Common Stock.
What do I need in order to attend the Annual Meeting?
This year the annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.
You are entitled to attend the virtual Annual Meeting only if you were a shareholder of record as of the record date for the Annual Meeting, which was March 19, 2021. You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting the unique link provided after registering for the meeting and using your 12 or 16-digit control number to enter the Annual Meeting. Your 12 or 16-digit control number is included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
To participate in the virtual meeting, visit the unique link provided after registering for the meeting and enter the 12 or 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 1:45 p.m. Eastern Time on Friday, May 14, 2021. The meeting will begin promptly at 2:00 p.m., Eastern Time on Friday, May 14, 2021.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
Even if you plan to attend the virtual Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
When will the Company announce the voting results?
We will announce the preliminary voting results at the 2021 Annual Meeting. The Company will report the final results on a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees and Voting
Each nominee is a current director who was most recently elected by the shareholders at the Company’s previous annual meeting on May 15, 2020, except for Rohit Verma and Joseph O. Blanco who were appointed by the Board effective May 15, 2020. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy (R. Verma, W.B. Swain and T.E. Stevenson) may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term.
Currently, the Board of Directors has been fixed at eleven members, but the Board has set the number of members to ten in conjunction with the annual meeting. In accordance therewith, the Board has nominated the ten persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified. As a result of the reduction in the size of the Board of Directors, Harsha V. Agadi, who has served as a director since August 2010, is not standing for re-election. The Board would like to thank Mr. Agadi for his many years of service and his contributions to the Company.
Nominee Information
The following gives certain information as to each person nominated by our Board of Directors for reelection as a director:

Dame Inga K. Beale, age 57, is the former Chief Executive Officer of Lloyd’s of London, a position she held from 2014 to 2018. Dame Inga was the first female CEO in the global insurance and reinsurance market’s 325-year history. From 2012 to 2013, Dame Inga was the Group CEO at the privately held Lloyd’s insurer Canopius. Prior to this, she served on the Group Management Board of Zurich Insurance Group as the Global Chief Underwriting Officer. Before joining Zurich, Dame Inga served as the Group CEO of Swiss reinsurer Converium, where she spearheaded a company turn around. She previously worked for General Electric’s insurance division for 14 years where she held numerous management roles, including leadership roles in Kansas City, Paris and Munich. Dame Inga is a Chartered Insurer and studied economics and accounting at Newbury College, Berkshire England. Dame Inga also serves as the Non-Executive Chair of the Board for Mediclinic International plc. The Board appointed Dame Inga as an independent director effective February 11, 2020 and the shareholders approved Dame Inga’s appointment at the 2020 Annual Shareholder Meeting. The Board believes Dame Inga’s array of international insurance carrier experience will positively impact the Company’s strategy moving forward.

Joseph O. Blanco, age 50, was appointed by the Board as a Director and to the position of President on May 15, 2020. Mr. Blanco most recently served as Executive Vice President, General Counsel and Corporate Secretary since February 2019. He oversees the international geographies, shared services functions and the Company’s global centers of excellence. From March 2017 to February 2019, Mr. Blanco served as Senior Vice President and General Counsel. Prior to joining the Company on a full-time basis and from September 2016 he served as Interim General Counsel of the Company. Prior to that, and from September 2008 he was a partner at Dentons US, LLP, a law firm, and served as managing partner for the Atlanta Dentons office. Before his over 20 year legal career, Mr. Blanco served for three years in the U.S. Navy. Mr. Blanco is currently on the boards of the Woodruff Arts Center, the Atlanta Area Council, Boy Scouts of America and the Emory Center for Ethics. The Board believes Mr. Blanco’s extensive legal knowledge in M&A, governance and corporate law and his leadership at Crawford prior to and now as President make him uniquely qualified to serve on the Board.

Jesse C. Crawford, age 72, is the retired Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, which he directed and operated from 2010 through its sale in 2019. Before that he was President and Chief Executive Officer for more than 25 years of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for over thirty years and his position as our majority shareholder, qualify him to continue to serve on the Board. Mr. Crawford is the father of Mr. Jesse C. Crawford, Jr., who is also a member of the Board.

Jesse C. Crawford, Jr., age 31, has served as a member of the Board of Directors since May 2015. He is an independent investor. Mr. Crawford, Jr.’s family maintains a controlling interest in the Company, and the Board believes it is appropriate to provide for continuity of the representation of the Crawford family on the Board as a component of the Board’s succession planning strategy. Mr. Crawford, Jr. is the son of Jesse C. Crawford, a member of the Board and the majority shareholder of the Company.

Lisa G. Hannusch, age 57, was appointed as a member of the Board of Directors on May 8, 2019. Ms. Hannusch is currently the owner of Rhino Inspired, LLC, which she founded in 2017, supporting companies with their strategic directions through consulting engagements and investments in the healthcare, insurance, or other related industries. From 2004 to 2017, Ms. Hannusch was the owner and CEO of UniMed Direct, a medical management software and service company which was purchased by Mitchell International, Inc. in 2017. She currently serves on the advisory boards of Affordit, a fintech company for loan origination software, Cadence Rx, a PBM company, and for Little Tesoros Therapy Services, pediatric therapy clinics. Ms. Hannusch also serves as Ex-Officio Board Director of the Alliance of Women in Workers’ Compensation (AWWC) and on the National Board of Governors for the Human Rights Campaign. The Board believes that Ms. Hannusch is qualified to serve as a director due to her 30 plus year career including leadership positions within claims services, medical, regulatory, insurance, and technology companies.

Michelle E. Jarrard, age 53, was appointed as a member of the Board on July 31, 2018. She is currently CEO and President of BioCircuit Technologies, Inc., an early-stage technology company in Atlanta. From 2016 to 2018, Ms. Jarrard served as GRA Venture Fund’s Managing Director. Ms. Jarrard is a former Senior Partner of McKinsey & Company, where she held multiple senior leadership roles during her 25-year career, including as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. Ms. Jarrard has served as a director of Lazard Ltd. and Lazard Group since January 2017. Ms. Jarrard also serves on the board of directors of Axion Biosystems and Quest Renewables, and is a former Trustee of Children’s Healthcare of Atlanta and the Georgia Tech Foundation. The Board believes that Ms. Jarrard is qualified to serve as a director due to her extensive experience in human resources and business leadership.

Charles H. Ogburn, age 65, our Non-Executive Chair of the Board, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement in July 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, a mutual fund and on the Board of Trustees for Children’s Healthcare of Atlanta. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

Rahul Patel, age 48, was appointed as a member of the Board of Directors on July 31, 2017. Since January 2005, Mr. Patel has been a partner with the law firm King & Spalding, where he focuses on mergers, joint ventures and strategic corporate transactions and is the co-head of the firm’s global private equity group and sits on the firm’s Governing Policy Committee. Mr. Patel was appointed by the Governor of the State of Florida to the University of Florida Board of Trustees where he chairs the Governance Committee. The Board believes Mr. Patel is qualified to serve as a director due to his over 20 years of legal experience, especially in mergers and acquisitions and corporate governance.

Rohit Verma, age 46, was appointed by the Board as a Director and as Chief Executive Officer on May 15, 2020. Mr. Verma joined the Company in July 2017 as Executive Vice President, and Global Chief Operating Officer. Prior to joining the Company, Mr. Verma served as the regional executive for the southern region of Zurich North America, where he was accountable for profitable growth and market execution. During his ten-year tenure at Zurich, Mr. Verma also served in a number of executive management positions across underwriting, finance, strategy and general management. Before joining Zurich, Mr. Verma was a management consultant at McKinsey & Company where he led several engagements with cross-functional teams of strategy, finance and IT. Mr. Verma is a member of the board of directors for the World Affairs Council as well as a member of the Industry Advisory Board at Northwestern University. The Board believes that Mr. Verma’s role and knowledge in serving as the Company’s Chief Executive Officer, as well as Mr. Verma’s focus on company strategy and growth, business operations, investor relations and client relationships, with an emphasis on technology and innovation, makes him uniquely qualified to serve as a director.

D. Richard Williams, age 64, was appointed as a member of the Board in February 2016. He was the co-chief executive officer of Primerica, Inc., a publicly traded insurance and investments company, from 1999 through March of 2015. He currently serves as the non-executive chair of the board of Primerica, Inc. Mr. Williams also serves on the Board of the Anti-Defamation League Southeast Region, the Board of the Charles Stark Draper Laboratory, Inc., the Atlanta Area Council of the Boy Scouts of America, the Board of Trustees of the Woodruff Arts Center, and the Carter Center Board of Councilors. He served on the Board of USANA Health Sciences, Inc., a publicly traded direct seller of nutritionals from March 2016 until May 2018. The Board believes Mr. Williams is qualified to serve as a director due to his extensive knowledge of corporate governance matters as well as his significant experience in finance and accounting.

Shareholder Vote
Holders of each share of Class B Common Stock may:
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vote FOR the election of the ten (10) nominees for director;

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withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

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withhold authority to vote for all ten (10) nominees.

Election of directors is determined by a plurality of votes. The ten (10) nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS
The following are the names, positions held, and ages of each of the executive officers of the Company:
Name	Office	Age
Rohit Verma	Chief Executive Officer	46
Joseph O. Blanco	President	50
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer	57
Larry C. Thomas	Executive Vice President and Global President — Platform Solutions	61
Pat Van Bakel	Senior Vice President and President — Loss Adjusting, North America	49
Andrew Bart	Senior Vice President and President — Loss Adjusting, International	58
Benedict Burke	Vice President and Chief Client Officer — Global Client Development	61
Dalerick M. Carden	Senior Vice President and Chief Accounting Officer	51
Mike Hoberman	Senior Vice President and President — TPA, North America	61
Mike Jones	Senior Vice President and President — TPA, International	58
Bonnie C. Sawdey	Senior Vice President and Chief People Officer	52
Tami E. Stevenson	Senior Vice President, General Counsel and Corporate Secretary	54
Mr. Verma was appointed to his present position as Chief Executive Officer on May 15, 2020. Before his current position Mr. Verma served as Executive Vice President, Global Chief Operating Officer since July 2017. Prior to joining the Company, Mr. Verma served as the regional executive for the southern region of Zurich North America, where he was accountable for profitable growth and market execution. During his ten-year tenure at Zurich, Mr. Verma also served in a number of executive management positions across underwriting, finance, strategy and general management. Before joining Zurich, Mr. Verma was a management consultant at McKinsey & Company where he led several engagements with cross-functional teams of strategy, finance and IT.
Mr. Blanco was appointed to his present position as President on May 15, 2020. Mr. Blanco previously served as Executive Vice President, General Counsel and Corporate Secretary beginning in February 2019. From March 2017 to February 2019, Mr. Blanco served as Senior Vice President and General Counsel. Prior to joining the Company on a full-time basis and from September 2016 he served as Interim General Counsel of the Company. Prior to that, and from September 2008 he was a partner at Dentons US LLP, a law firm, and served as managing partner for the Atlanta office of Dentons.
Mr. Swain was appointed to his present position as Executive Vice President and Chief Financial Officer in October 2006 and from May 2006 served as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 2000 he was Senior Vice President and Controller of the Company.
Mr. Thomas was appointed to his present position as Executive Vice President, Global President — Platform Solutions effective January 1, 2021. Prior to this, Mr. Thomas served as Executive Vice President, Global President — Crawford Specialty Solutions effective January 1, 2018. Prior to that and from November 2015, he served as Executive Vice President and CEO — U.S. Services. Prior to that and from January 2015, he was Senior Vice President, CEO — U.S. Property & Casualty.

Mr. Van Bakel was appointed to his position as Senior Vice President and President of Loss Adjusting, North America in January 2021. He is also the president of Crawford Canada, a role he has held since 2013. Mr. Van Bakel joined Crawford in 1992 and has served in several leadership positions within the organization.
Mr. Bart was appointed to the role of Senior Vice President and President — Loss Adjusting, International effective November 1, 2020. Mr. Bart has been with the Company for 18 years. He previously served as President — Global Technical Services and prior to that was President — Asia Pacific. Before moving into Management, Mr. Bart had extensive experience as a loss adjuster handling a wide range of large and complex losses and complex claims.
Mr. Burke was appointed to the role of Vice President and Chief Client Officer, Global Client Development for the Company in 2016. Throughout his tenure at the Company, Mr. Burke has held multiple roles, including Chief Executive Officer, UK & Ireland and head of Crawford Global Markets. Mr. Burke joined the Company in April 2003 as Managing Director of its UK General Insurance business having previously held the position of Chief Operating Officer, GAB Robins UK.
Mr. Carden was appointed to his present position as Senior Vice President and Chief Accounting Officer in October 2014. Prior to that and from January 2008 he was Vice President and International Controller of the Company.
Mr. Hoberman was appointed to his present position as Senior Vice President and President of TPA, North America on February 5, 2021. Prior to this, he served as Chief Client Officer of Broadspire from January 2016 to February 2021. Mr. Hoberman joined the Company in July 2012 and held several executive claims, business development and account management positions within the Company.
Mr. Jones was appointed to his present position as Senior Vice President and President of TPA, International on November 1, 2020. Prior to that Mr. Jones joined Crawford in 2014 as part of the GAB Robins acquisition and served as Chief Operating Officer, UK & Ireland, and President, European Operations.
Ms. Sawdey was appointed to her present position as Senior Vice President and Chief People Officer in January 2016. From January 2014 through January 2016 she was Vice President, Human Resources of the Company. From June 2008 through January 2014 she was Vice President, Corporate Benefits of the Company.
Ms. Stevenson was appointed to her present position as Senior Vice President and General Counsel in June of 2020. Prior to her role as General Counsel, Ms. Stevenson served as deputy general counsel beginning in January of 2019. Ms. Stevenson first joined the Company as counsel for Crawford TPA, Broadspire in 1997.
CORPORATE GOVERNANCE
Director Independence
Our Corporate Governance Guidelines and the listing standards of the NYSE provide that a majority of our directors are required to be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.
As required by our Corporate Governance Guidelines, the Board of Directors has reviewed and analyzed the relationships of each director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors, or any of their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its Committees.
As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Verma who is the Chief Executive Officer, and Mr. Blanco who is the President of the Company. In making such determination, the Board also considers any “related party transactions” entered into between the Company and the applicable director or director nominee, regardless of whether such transaction is required to be disclosed pursuant to the rules and regulations of the SEC.
Standing Committees
The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Governance Committee; and the Compensation Committee.
The Executive Committee.   The Executive Committee currently consists of Mr. Crawford as Chair, and Messrs. Ogburn, Patel, and Verma as members. Board member, Mr. Harsha Agadi served on the Executive Committee until May 15, 2020 at which time he was replaced by Mr. Verma. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors.
The Executive Committee held eight meetings during 2020.
The Audit Committee.   The Audit Committee currently consists of Mr. Williams as Chair, and Dame Inga, Ms. Hannusch, and Mr. Ogburn as members. Mr. Williams was appointed Chair of the Audit Committee on July 31, 2017. The Board has determined that all of the members of the Audit Committee are independent under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Williams is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.
The Audit Committee has adopted a written charter, approved by our Board of Directors, which is available at www.crawco.com under “Governance Documents” under the “ESG” tab located on the “Investors” page. The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent registered public accounting firm’s qualifications, independence and performance and the Company’s corporate finance matters, including its capital structure. The Audit Committee, as required by the NYSE, discusses with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management.
The Audit Committee appoints and discharges our independent registered public accounting firm, reviews with the independent registered public accounting firm the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm and approves the independent registered public accounting firm’s audit and non-audit services and fees.
The Audit Committee also reviews and approves related party transactions in accordance with the Company’s written related party transactions policy. The Company’s related party transactions policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s related party transactions policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.
The Audit Committee held eight meetings during 2020.
The Governance Committee.   The Governance Committee currently consists of Mr. Patel as Chair, and Messrs. Crawford, and Crawford, Jr., and Ms. Hannusch as members. The Governance Committee operates under a written charter approved by the Board of Directors. Pursuant to that charter, the Governance Committee ensures that management has adopted an enterprise risk management program, and regularly reviews and discusses the program with management and exercises oversight over the compliance and ethics functions receiving regular reports from management with respect to those areas. The Governance Committee advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices, oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents and actively identifies, evaluates and recommends director nominees for the Board according to the guidelines stated in its charter, including reviewing candidates recommended by shareholders.
The Governance Committee believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person is eligible for nomination or re-nomination to the Board after such person has reached the age of 72. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.
The Governance Committee held four meetings during 2020.
The Compensation Committee.   The Compensation Committee currently consists of Ms. Jarrard as Chair and Messrs. Crawford and Ogburn as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company.
A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.
The Compensation Committee held ten meetings in 2020.
For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.
Executive Sessions of Independent Directors
Independent directors are required to meet regularly without management participation. During 2020, there were two meetings of independent directors. Mr. Ogburn, as Non-Executive Chair of the Board, presides at these meetings.
Meetings of the Board of Directors and Board Attendance
During 2020, the Board of Directors held twelve meetings and each of the current directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period in which he or she was a director). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. All director nominees attended the 2020 annual meeting, which was held virtually.
Corporate Governance Guidelines, Committee Charters and Code of Business Conduct
The Company’s Corporate Governance Guidelines, board committee charters and Code of Business Conduct and Ethics are available on its website at www.crawco.com through the “Governance Documents” link under the “ESG” tab on the “Investors” page and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, 5335 Triangle Parkway, Peachtree Corners, Georgia 30092.
Leadership Structure
The Chair of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chair of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decisions as to who should serve as Chair, as President, and as Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.
Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chair of the Board since January 1, 2010. The Board currently believes that, based on the skills and current responsibilities of the various Board members and management as well as the current general economic, business and competitive environment, separation of the chair and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure.
Risk Management
The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.
The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business. Our Board also regularly reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place.
In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and related risks. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. Our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.
The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees, as discussed above. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

Director Compensation
Each non-employee member of the Board was entitled to receive an aggregate of $140,000 in cash and stock for annual service to the Company in 2020. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of the compensation was paid in restricted shares of the Company’s Class A Common Stock granted in February 2020. These restricted share grants vested in full on December 31, 2020. In addition to the foregoing, each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of the Audit Committee was entitled to a retainer of $4,250 per quarter, the Chairs of each of the Executive, Compensation, and Governance Committees were also entitled to a retainer of $2,500 per quarter and the Chair of the Board was entitled to receive an additional $100,000 in restricted shares of Class A Common Stock, paid in quarterly increments, which vested in full on December 31, 2020.
Dame Inga received a pro rata portion of the annual cash fee and equity award to reflect her partial term during the year. Directors who also serve as employees of the Company do not receive separate compensation for their service on the Board.
The following table provides compensation information for the year ended December 31, 2020 for each non-employee member of our Board of Directors during 2020. See “Summary Compensation Table” for information relating to Mr. Agadi’s, Mr. Verma’s and Mr. Blanco’s compensation. Mr. Agadi received $9,000 in meeting fees as a non-employee director. Mr. Verma and Mr. Blanco did not receive any additional compensation for serving as a member of our Board of Directors.
Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Inga K. Beale(3)	$66,834	$82,500	—	—	—	$149,334
Jesse C. Crawford	106,500	89,993	—	—	—	196,493
Jesse C. Crawford, Jr.	71,000	89,993	—	—	—	160,993
Lisa G. Hannusch	84,500	89,993	—	—	—	174,493
Michelle E. Jarrard	91,500	89,993	—	—	—	181,493
Charles H. Ogburn	104,000	189,974	—	—	—	293,974
Rahul Patel	93,000	89,993	—	—	—	182,993
D. Richard Williams	95,500	89,993	—	—	—	185,493

(1)
Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 Compensation Stock Compensation” (“ASC 718”). See Note 12 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan.

(2)
Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan for Eligible Employees and Eligible Directors (the “Deferred Compensation Plan”).

(3)
Dame Inga was appointed to the Board on February 11, 2020.

Stock Ownership Guidelines for Non-Employee Directors
The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to three times their annual cash retainer of $50,000 for 2020. Other than

Dame Inga, all of the current non-employee members of the Board are in compliance with the applicable ownership targets. Dame Inga has until February 11, 2023 to meet the requirements.
Communications with our Board; Shareholder Nominees
Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P.O. Box 921936, Norcross, Georgia 30010. Your letter will be shared with all members of our Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chair of the Board,” Board of Directors, Crawford & Company at this same address.
Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director for the term beginning on the date of the 2022 annual meeting of shareholders. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Governance Committee at P.O. Box 921936, Norcross, Georgia 30010, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement.
The Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of our compensation philosophy, objectives, policies and practices is focused primarily on our executive officers and includes a detailed discussion of compensation for the following six named executive officers during the fiscal year ended December 31, 2020:
Name	Office
Harsha V. Agadi	Former President and Chief Executive Officer
Rohit Verma	Chief Executive Officer
Joseph O. Blanco	President
W. Bruce Swain, Jr.	Executive Vice President and Chief Financial Officer
Larry C. Thomas	Executive Vice President and Global President Platform Solutions
Danielle M. Lisenbey	Former Executive Vice President and Global President Crawford
TPA Solutions
Overview
The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. As a result, a significant portion of our executive officers’ compensation opportunity is “at-risk pay” with actual payments dependent upon Company and individual performance. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles, and makes adjustments as appropriate to accomplish these objectives.
For 2020, the Compensation Committee worked with its independent compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). In determining this level, the Compensation Committee acknowledged that, as a result of the significant at-risk components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.
In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors from time to time, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical and expected contributions of the individual executive officer, the Company’s historical and expected financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk-taking, all as described below.
Among the factors taken into consideration by the Compensation Committee in setting 2020 compensation was the Company’s performance as measured by adjusted earnings per share, revenue, operating earnings, operating margin and free cash flow. The Compensation Committee believes that adjusted earnings per share is a useful metric in determining certain components of executive compensation because of the strong correlation with the creation of value for shareholders. The Compensation Committee believes that revenue is a useful metric in determining certain components of executive compensation because of the Company’s focus on growth and an increase in revenue is a strong measure of growth. Operating earnings is the primary financial performance measure used by the Company’s senior management to evaluate financial performance and make resource allocation decisions and so the Compensation Committee believes it is a useful metric for purposes of setting components of executive compensation. Also, operating margin measures our operating efficiency, which is a key driver of shareholder value, and free cash flow generation measures the efficient management of working capital, accounts receivable and capital expenditures. As a result, the Compensation Committee believes that operating margin and free cash flow are also useful metrics for determining certain components of executive compensation. The table below shows actual Company-wide revenue, adjusted earnings per share, operating earnings, operating margin and free cash flow in 2020 which were the basis for original incentive compensation metrics.
2020
Revenue (millions)	$982.5
Adjusted earnings per share	$0.70
Operating earnings (millions)	$71.8
Operating margin	7.3%
Free cash flow (millions)	$55.8

During fiscal year 2020, the recessionary economic conditions resulting from the COVID-19 pandemic significantly impacted our business operations. In addition, COVID-19 significantly impacted our compensation programs as well. In light of COVID-19’s impact, the Compensation Committee considered the guiding principles of our compensation programs, including (i) pay for performance, (ii) alignment with our shareholders’ interests, and (iii) motivation and retention of key talent, which includes maintaining a compensation program that fairly reflects the performance of the Company and our executives.
In light of these considerations, as well as the extraordinary and unexpected challenges posed by COVID-19, the Compensation Committee considered appropriate changes to the Company’s incentive plans for fiscal year 2020. As a result, in consultation with Pay Governance LLC, the Compensation Committee made changes to the Company’s long-term incentive plan (“LTIP”) and short-term incentive plan (“STIP”) for fiscal year 2020. Further information about the changes to the LTIP and STIP are set forth in the Section entitled “Changes to Incentive Plans in Response to Pandemic Impact” below.
The Impact of the Pandemic on our Operations and Results
Crawford’s threefold focus over the course of 2020 — to protect the health and safety of our global workforce, navigate the financial turmoil created by the pandemic, and deliver on our client commitments — has proven successful. We are proud of the commitment and client-centric focus our teams continue to demonstrate in the face of the pandemic. Further, our continued focus on execution, aided by the surge in weather-related activity in the U.S., resulted in strong fourth quarter performance. Today, our financial position remains very healthy and we remain well-positioned to continue taking advantage of our global scale and competitive position in the market.
We ended the year strong, delivering full year 2020 results that exceeded expectations, driven by the strength of our core business and most importantly the perseverance of our employees. At the same time, we strengthened our balance sheet by reducing our total debt to $114 million at year end — its lowest level since 2013. For the year, we reported better-than-expected GAAP revenues before reimbursements of $982 million. Our GAAP net income attributable to shareholders was $28 million, and GAAP EPS was $0.54 for CRD-A and $0.52 for CRD-B. Additionally, we generated $93 million in operating cash flow during 2020, the highest since 2016.
We estimate that COVID-19 negatively impacted our revenues in the range of $45.0 to $55.0 million in the year ended December 31, 2020 as compared with the 2019 period. Overall, there was a decrease in cases received of 2.4% for 2020 compared with 2019, due to the negative economic impact of COVID-19, partially offset by increases in weather related activity and new client growth.
The 2020 fiscal year was a challenging year for businesses worldwide due to the COVID-19 pandemic. Notwithstanding the declines in revenue and number of cases, we believe our management made extraordinary efforts to mitigate the impact of COVID-19 on our business and effectively manage costs, operations, and working capital.
Crawford’s Resilience and Workforce Support
The global COVID-19 pandemic presented an opportunity to demonstrate our commitment to the health and safety of our workforce. We immediately formed a global incident response team, transitioned our workforce to work-from-home for non-essential staff, procured PPE for those roles deemed “essential workers”, adopted safety protocols for field employees to protect themselves, our clients and the communities where we perform work and delivered weekly health and safety updates to our global workforce. Additionally, we modified our sick leave policies to ensure employees who became ill, self-isolated or needed to quarantine continued to receive pay. We continue to actively monitor the pandemic and remain committed to providing a positive, purposeful working experience for our employees that is reflective of our purpose and values.
As a key component to our success, we remain committed to protecting the safety and well-being of all of our employees, while promoting a culture reflective of our RESTORE values of Respect, Empowerment, Sustainability, Training, One Crawford, Recognition and Entrepreneurial Spirit. This is exemplified in the launch of our Office of Inclusion & Diversity in early 2020, and the subsequent formation of a global diversity council to work with our executive and country leadership teams to enhance our inclusion and diversity policies and practices. Two key accomplishments for 2020 were delivering unconscious bias training to our executive leadership team, managers and employees and launching two employee resource groups in the United States.
Additionally, in 2020, we conducted an employee pulse survey as well as a series of surveys throughout the year to help us manage our COVID-19 response. Our overall response rate was 82%, up from 76% in December 2019, and favorable response rates increased across all categories of questions — the way we execute; the way we lead; the way we manage; the way we see ourselves; and the way we work together. We continue to look for opportunities across our enterprise to become more socially responsible, and are increasingly integrating Environmental, Social, and Governance best practices into our operations.
The Compensation Committee felt that in light of the challenges presented by COVID, financial metrics alone would not fully reflect the exceptional performance of management in implementing these responses to COVID-19. The Compensation Committee recognized management’s actions taken to protect the health and well-being of our employees while effectively mitigating the business impacts of the pandemic. The Compensation Committee further considered that the pandemic and related consequences were unforeseen, significant events that were outside of management’s control.

Elements of Compensation
In the implementation of the Compensation Committee’s compensation philosophy, there are generally three key elements used in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) equity incentive awards, including a long-term performance-based equity incentive opportunity. In addition, from time to time, when circumstances merit an award, the Compensation Committee may make discretionary cash or equity bonus awards.
	Base Salary	Annual Cash Incentive	Equity Incentives
Form of compensation	Cash	Cash	Equity
Type	N/A	Annual Cash Incentive	Stock Options Time-Vested Restricted Stock Performance Share Units
Purpose	Pay for individual job performance and merit	Incentivize achievement of annual financial and operating goals	Reward creation of shareholder value over a long-term period
Performance Measures	N/A	Operating Earnings	Earnings Per Share
Total Shareholder Return
Both annual and long-term incentive opportunities are considered at-risk pay. Discretionary bonus awards, if any, may be in the form of cash or equity, and may be granted with or without performance or time-based vesting requirements.
In response to the extraordinary and unexpected challenges posed by COVID-19, the Compensation Committee, in consultation with Pay Governance LLC, changed the performance measures for its 2020 Annual Cash Incentive Compensation under its STIP and the performance measures for Equity Incentives under the Company’s LTIP for awards granted in fiscal years 2019 and 2020. Traditionally, awards under the STIP were determined by the Company’s revenue, operating earnings, operating margin and free cash flow. For 2020, the Compensation Committee amended the 2020 STIP and all STIP eligible employees, including named executive officers, were then offered participation in a profit sharing plan, payouts from which are determined based on the Company’s Operating Earnings. For a more detailed discussion on changes to the Company’s 2020 STIP, please see the section entitled “Changes to Incentive Plans in Response to Pandemic Impact — Amended 2020 STIP.” Furthermore, in consultation with Pay Governance LLC, the Compensation Committee also changed the performance measures by which LTIP awards are determined. Previously, LTIP awards were determined based on the Company’s three-year cumulative adjusted Earnings Per Share (“EPS”). The Compensation Committee cancelled outstanding awards for 2019 and 2020 that were determined by adjusted EPS and established new LTIP awards determined by Total Shareholder Return (“TSR”). For a more detailed discussion on changes to the Company’s 2019 and 2020 LTIP awards, please see the section entitled “Changes to Incentive Plans in Response to Pandemic Impact — Performance Share Award Actions.”
In addition to base salary, annual cash incentives and equity incentives, we typically provide certain other compensation and benefits, such as participation in the Company’s health and welfare or retirement benefit plans generally available to employees, and limited perquisites that we believe are necessary or appropriate in the marketplace in order to allow us to attract and retain executive talent, but that we do not expect to comprise a material portion of compensation in a year. Beginning in 2018, following the review of typical market practices, the Committee approved providing our senior executive officers with enhanced life and disability insurance to further support the retention elements of our program.
The Compensation Committee generally does not, and in 2020 did not, follow a precise formula for allocating between these key elements of compensation or in considering whether to grant any discretionary bonus awards, or the type thereof to our executive officers. Each element of compensation generally operates independently of any other and is designed to motivate towards, and reward, a different component of behaviors and results. As a result, except in limited circumstances, the Compensation Committee does not believe that it is appropriate for payment (or lack thereof) of one element in any period to impact payment of any other elements.
The Compensation Committee, however, does review information that compares each element of compensation, both separately and in the aggregate, to amounts paid by comparator companies for executives in similar roles, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.
Role of the Compensation Committee and Administration of Compensation
The role of the Compensation Committee, among its other responsibilities, is to:
•
annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable positions at comparable companies and the cash and other compensation paid to the Company’s executive officers in past years;

•
annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;

•
annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;

•
review and make recommendations to the Board of Directors regarding the approval and adoption of, and any amendments to, the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and

•
in light of the foregoing, consider and, when appropriate, grant cash bonuses, stock options, performance share units, restricted stock and other discretionary awards under the Company’s cash and equity incentive compensation plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.
Role of Certain Senior Executive Officers in Executive Compensation Matters
Although the Compensation Committee makes the final decisions regarding executive compensation, our executive officers also play a role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers (other than themselves) under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation.
Compensation Consultants
The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2020, the Compensation Committee engaged Pay Governance LLC to advise it on executive, board of directors and general compensation matters for the Company, including reviewing the peer group, and determining the appropriate incentive plan changes in light of the pandemic. In connection with such advice, Pay Governance LLC provided competitive market intelligence regarding executive officer and director compensation levels in the market, conducted an independent risk assessment of our executive compensation programs and an update on trends and developments in executive compensation. Pay Governance LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, the Compensation Committee concluded that the work of Pay Governance LLC did not raise any conflicts of interest that are required to be disclosed and provides the Compensation Committee with objective and independent compensation advisory services.
Benchmarking
For purposes of benchmarking 2020 compensation levels and target opportunities, compensation of the Company’s executive officers was benchmarked against target compensation for similar positions at a selected comparator group of the Company. As noted above, the Compensation Committee targets each element of compensation in a reasonable range around the median, or midpoint, of compensation paid by such peer companies. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, the Compensation Committee worked with Pay Governance LLC in 2019 to develop a customized benchmarking approach. In 2020, the Compensation Committee continued to use that multi-pronged approach to fully inform the Compensation Committee’s perspective. Where available, three data points were used across the following three categories:
1.
Customized Business Services Industry Comparator Group;

2.
General Industry (Size-Adjusted using revenue regression to approximate Company’s annual revenues); and

3.
Insurance Industry (Companies with market cap between $500M and $2.5B).

The customized Business Services Industry comparator group was created in 2019 (and reaffirmed in 2020) using the following set of criteria: companies located in U.S., U.K. or Canada in similar industries and generally with a focus on business process outsourcing, including insurance, research and consulting, law and accounting firms, data processing, outsourced services, human resources and employment services and health care services; annual revenue generally between one-half to one-and-one-half times the Company’s annual revenue; market capitalization generally between three-quarters to four times the Company’s market capitalization; and a specified ratio of revenue to market capitalization.
The customized Business Services Industry group was as follows:
Barrett Business Services Inc.
CBIZ, Inc.
CorVel Corporation
CSG Systems International, Inc.
Exela Technologies, Inc.
Kforce Inc.
R1 RCM Inc.
Resources Connection
Robert Walters plc
SThree plc
Sykes Enterprises, Incorporated
TTEC Holdings Inc.
The Business Services Industry group used in 2020 was the same as used in 2019.

Compensation and Risk Management
The Compensation Committee regularly evaluates whether our executive compensation philosophy, executed through the principles of pay for performance and aligning management and shareholder interests, encourages excessive or unnecessary risk-taking. The Compensation Committee believes that our executive compensation philosophy does not encourage excessive or unnecessary risk-taking. By dividing our executives’ compensation into base salary, annual cash incentive compensation and long-term equity incentive compensation, the Compensation Committee believes it appropriately weighs the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is paid in the form of opportunities to earn shares of the Company’s Class A Common Stock, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company. In 2020, Pay Governance LLC conducted an independent assessment of potential risks within the Company’s executive incentive plans. After reviewing these results, the Committee concluded that the plans were not likely to motivate inappropriate risk taking and the plans struck the appropriate balance between motivating performance and mitigating risk.
Stock Ownership Guidelines
The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.
The Compensation Committee has also set executive stock ownership guidelines with specified equity ownership targets for certain Board-elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. The President is required to own shares of stock of the Company equal in value to two and a half times his annual base salary. The remainder of our named executive officers are required to own shares of stock of the Company equal in value to two times their annual base salary for Executive Vice Presidents. Until the ownership target is achieved, the executive is expected to retain at least 75% of the stock received upon exercise of an option or vesting of time based restricted stock units or performance shares, after payment of exercise price and withholding and payroll taxes. Executives who do not comply with these guidelines will not be permitted to sell or dispose of the Company stock until they reach the required ownership target.
Mr. Verma had achieved his targeted ownership level as Chief Operating Officer and has until May 15, 2023 to achieve his new target ownership level. Our named executive officers comply with the stock ownership guidelines.
Hedging and Pledging Policies
The Company has established a policy broadly prohibiting our employees and directors from engaging in any speculative, short-term or hedging activities (or activities that are designed to hedge) with respect to securities of the Company (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), without exceptions. In addition, members of the Board of Directors and officers may not engage in pledging Company securities as collateral to secure debt or engage in transactions where the Company’s securities are held in a margin account.
Clawback Policy
The Company’s clawback and recoupment policy covers any current or former officer of the Company subject to Section 16 of the Exchange Act. The policy requires covered officers to forfeit, and repay to the Company the portion of the officer’s incentive compensation received within the three years preceding an accounting restatement that exceeds the amount that would have been payable based on the restated financial results. In 2018, the Company’s clawback and recoupment policy was expanded to allow the Compensation Committee to direct the recovery of incentive compensation from certain individual officers if such officer engaged in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company’s financial results as filed with the SEC irrespective of whether or not the activity resulted in an accounting restatement.
Components of Compensation
Base Salary
For certain executive officers, including the named executive officers, the Company believes that it is appropriate to enter into written employment agreements with such persons. These agreements typically provide for, among other things, a minimum base salary, which was determined based on negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable. For additional information on our employment agreements with our named executive officers, see “Employment and Change in Control Arrangements” below.
The Compensation Committee typically re-evaluates the base salary of the CEO on an annual basis. In connection with this evaluation, the Compensation Committee performs an assessment of personal performance during the preceding year, historical and expected contributions to the Company. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee, with the assistance of its independent compensation consultant, also evaluates overall market conditions, both within the Company’s comparator group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of comparable positions at other companies. The Compensation Committee increased Mr. Verma’s base salary from $550,000 to $675,000 in May 2020 when he was appointed to his new role, with a subsequent raise to $716,250 (6.1%), effective January 1, 2021.
Based on a variety of data (including published national surveys, recent and anticipated Company performance, discussions with the Compensation Committee, and other relevant information), the CEO annually considers and recommends to the Compensation Committee any increases in the base salaries of our other named executive officers for the next fiscal year. The Compensation Committee also agreed to an increase the base salary for Joseph Blanco from $422,300 when serving as EVP, General Counsel and Corporate Secretary, to $550,000 in May 2020 upon his promotion to President, with a subsequent raise to $575,000 (4.5%), effective January 1, 2021.
Annual Cash Incentive Opportunity
Changes to Incentive Plans in Response to Pandemic Impact
Amended 2020 STIP
At the start of fiscal year 2020, each of our named executive officers was eligible to earn an annual cash incentive award under the Company’s STIP. Consistent with our prior years, for each of the named executive officers, the Compensation Committee established threshold, target and maximum award opportunity levels (as a percentage of 2020 annual base salary) for purposes of the STIP after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. Under the STIP, after the end of the fiscal year, cash awards under the STIP would be based upon the achievement of pre-determined operating metrics, which were usually a combination of revenue, operating earnings, operating margin and free cash flow. Consistent with prior years, STIP awards were deemed earned for a relevant metric only if actual performance exceeded the specified threshold level. In that regard, since the COVID-19 pandemic had a dramatic impact on the Company’s businesses when stay-at-home orders started to be issued in March of 2020, without any fault on the part of our named executive officers, payouts under the 2020 STIP were rendered unachievable due to the pandemic. Accordingly, the Compensation Committee, worked in conjunction with Pay Governance LLC to evaluate alternatives to the STIP that would be fair and equitable to our employees, including the named executive officers, as well as retaining the spirit and purpose of the STIP.
The Committee’s objectives were to recognize the important work our named executive officers would need to manage the business through during this health and economic crisis (as noted in more detail above under “Crawford’s Resilience and Workforce Support”). The Committee also considered the need to realign objectives with the near term needs of the business (e.g., protecting customers and employees and stabilizing operating earnings).
In July 2020, the Committee formally amended the 2020 STIP and all named executive officers forfeited any opportunities under the program originally approved in February 2020. All STIP eligible employees, including named executive officers, were then offered participation in a profit sharing plan design (“Profit Sharing Plan”) for the remainder of FY2020.
The 2020 Profit Sharing Plan was structured as follows:
•
Each participant’s original Target STIP was converted to a sharing rate, which represented a significant reduction in the overall payout opportunity for each participant;

•
The award pool was capped at $11 million for all participants, significantly below the pre-COVID target STIP award pool for all participants of $15.7 million;

•
A percentage of operating earnings above the threshold level funded the Profit Sharing Plan for the 550 participants in the plan.

Operating Earnings	Pool Funding Level
Above $65M	35%
Between $60M and $65M	30%
$55M to $60M	25%
Less than $55M	0%
Actual performance for 2020, under the plan, was $71,830,000 in Operating Earnings, resulting in a funding level of 32.7% or $5,140,500. The following table reflects targets under the original 2020 STIP, targets under the 2020 Profit Sharing Plan and the actual earned payouts under the 2020 Profit Sharing Plan:
	Target Award		Actual Award
Executive	Original STIP(1)	Profit Sharing(2)	Payout	% of STIP Target
Mr. Agadi(3)	$225,000	$28,377	$82,834	32.7%
Mr. Verma(4)	483,646	60,996	158,272	32.7%
Mr. Blanco(5)	296,521	37,397	97,036	32.7%
Mr. Swain	263,120	33,184	86,105	32.7%
Ms. Lisenbey	271,843	34,285	0	0%
Mr. Thomas	266,513	33,612	87,215	32.7%

(1)
Original STIP opportunity was forfeited upon adoption of the Profit Sharing Plan.

(2)
Target reflects “mid-level” achievement of $62.5M in Operating Earnings.

(3)
Mr. Agadi resigned as President and Chief Executive Officer effective May 15, 2020. STIP compensation to Mr. Agadi is pro-rated to reflect the date of his resignation.

(4)
Mr. Verma was appointed as Chief Executive Officer effective May 15, 2020. From January 1, 2020 to May 14, 2020, Mr. Verma was Executive Vice President and Global Chief Operating Officer.

(5)
Mr. Blanco was appointed as President of the Company effective May 15, 2020. From January 1, 2020 to May 14, 2020, Mr. Blanco was Executive Vice President, General Counsel and Corporate Secretary.

Long-Term Incentive Opportunity for 2020
Our LTIP is intended to promote our long-term success and increase shareholder value by attracting, motivating and retaining our employees, including our named executive officers. Additionally, to better align our named executive officers’ long-term interests with those of our shareholders, the equity incentive plan does not allow the repricing of stock grants once they are awarded, without prior shareholder approval.

At the start of fiscal year 2020, the Compensation Committee granted LTIP award opportunities. The Compensation Committee designed the Company’s LTIP with a goal of focusing management on enhancing long-term shareholder value. For 2020, LTIP award opportunities were granted to Ms. Lisenbey and Messrs. Agadi, Verma, Swain, Thomas and Blanco under the terms of the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”), and were denominated in shares of the Company’s Class A Common Stock.
The 2020 LTIP awards were based on a target award value, 50% of which were granted as performance share units conditioned on Company three-year cumulative adjusted EPS performance, described below (the “Performance Award”), 30% of which were granted as time vested restricted stock units which vest based on the continued employment of the executive (the “Time Vested Award”), and 20% of which were granted as stock options (the “Option Awards”). The target value and breakout by award vehicle for each named executive officer are set forth below.
	Target Value($)	Performance Share Units 50%	Time Vest Shares 30%	Stock Options 20%
Mr. Agadi	$1,000,000	$500,000	$300,000	$200,000
Mr. Verma	850,000	425,000	255,000	170,000
Mr. Blanco	750,000	375,000	225,000	150,000
Mr. Swain	500,000	250,000	150,000	100,000
Ms. Lisenbey	500,000	250,000	150,000	100,000
Mr. Thomas	500,000	250,000	150,000	100,000
The Time Vested Awards and Option Awards vest ratably over a three-year period. The Performance Awards are earned based on 2020 to 2022 cumulative adjusted earnings per share targets. The Compensation Committee selected adjusted earnings per share as the financial metric for determining payouts under the Performance Awards due to its correlation with the creation of value for shareholders. However, after the 2020 LTIP award opportunities were determined, it became clear to the Compensation Committee that the significant impact of the COVID-19 pandemic on the global economy, the insurance industry and the Company’s operations would render the Performance Share Unit portion of the 2019 and 2020 LTIP award opportunity unattainable, through no fault of the named executive officers, because vesting of the Performance Share Units was subject to a three-year cumulative EPS target. Accordingly, the Compensation Committee, worked in conjunction with Pay Governance LLC to modify the design of the 2019 and 2020 Performance Share Units that would be fair and equitable to our employees, including the named executive officers, as well as retaining the spirit and purpose of the LTIP.
Performance Share Award Actions
The Compensation Committee cancelled the Performance Share Unit Awards under both the 2019 to 2021 and 2020 to 2022 award grants in consideration of the significant impact the COVID-19 pandemic had on the global economy, the insurance industry and the Company’s operations, none of which were anticipated at the time of the 2019 and 2020 LTIP grants. These awards were subject to three-year cumulative EPS targets which were rendered unattainable due to the significant anticipated impact that the pandemic would have on 2020 performance. The Compensation Committee determined not to modify the 2018 to 2020 award grants.
The Compensation Committee believed that cancelling the outstanding awards and providing new awards, at a lesser value and same share total for 2020 to 2022 as the cancelled awards, with performance criteria based on Total Shareholder Return (“TSR”) was an appropriate way to balance the desire to retain meaningful long-term incentives for a new leadership team, with the preference that awards only be earned when shareholders have realized positive returns on their investment going forward.
Awards were made covering two cycles, with separate TSR performance conditions, measured using the baseline price of $7.14 and the highest consecutive twenty day volume-weighted average price during the last twelve months of the performance period plus accumulated dividends during the performance period. Performance and payout schedules for the two cycles are presented in tables below. TSR performance above the minimum thresholds would result in proportionate payout on a straight line basis up to maximum level. For illustrative purposes only, if TSR of 12.5% was achieved for the period ending December 31, 2021, then 75% of the 2019 to 2021 Performance Share Units would vest.
	TSR Performance Measurement Period (2019-2021)
	Less than 10% TSR	10% TSR	15% TSR	25% or Greater TSR
Vesting Factor	0%	50%	100%	200%
	TSR Performance Measurement Period (2020-2022)
	Less than 20% TSR	20% TSR	25% TSR	35% or Greater TSR
Vesting Factor	0%	50%	100%	200%
	2019-2021 PSUs
	Original Award (Target)		Replacement Award (Target)
	# of Shares	Value at Grant	# of Shares	Value at Grant
Agadi	51,546	$500,000	25,773	$176,030
Verma	38,659	375,000	19,330	132,024
Blanco	25,773	250,000	12,887	88,018
Lisenbey	25,773	250,000	12,887	88,018
Thomas	25,773	250,000	12,887	88,018
Swain	25,773	250,000	12,887	88,018
	2020-2022 PSUs
	Original Award (Target)		Replacement Award (Target)
	# of Shares	Value at Grant	# of Shares	Value at Grant
Agadi	55,494	$500,000	20,810	$142,132
Verma	50,581	425,000	50,581	345,468
Blanco	50,147	375,000	50,147	342,504
Lisenbey	27,746	250,000	27,746	189,505
Thomas	27,746	250,000	27,746	189,505
Swain	27,746	250,000	27,746	189,505
For the replacement award granted in September 2020 for the 2019-2021 PSUs, the Committee authorized a replacement award with a target of 50% of the original shares. Grant date values for the replacement awards were approximately 65% below the original award values granted in February 2019 due to the lower award opportunity and changes in stock price.
Due to the limited time elapsed from the grant of the 2020-2022 PSUs and the onset of the COVID-19 pandemic, the Committee determined it appropriate that the replacement awards for this cycle have the same target number of shares as the original award. Grant date values for the replacement awards were typically 24% below the original award values granted in February 2020 due to changes in stock price.
Results of 2018 — 2020 Performance Share Award Cycle
In February 2018, the Company granted award opportunities under the Omnibus Stock Plan with the actual award amount based on the Company’s aggregate earnings per share for the three-year period from 2018 to 2020. The award target was set at $3.25 earnings per share and the threshold was at $2.90 earnings per share. The Company’s aggregate earnings per share for the three-year period was below the threshold performance level, resulting in no shares being earned from the 2018 Performance Award. Although the 2020 performance year was heavily impacted by the Covid-19 pandemic, no adjustments were made and the Compensation Committee certified no payout for the 2018 — 2020 performance award cycle.

Other Elements of Compensation
Based on market competitive practices and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain and Mr. Thomas participate in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All named executive officers are also eligible to participate in a qualified 401(k) plan (the “401(k) Plan”) and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. The Company also provides life insurance benefits, disability insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. Certain of our named executive officers are also party to employment arrangements that provide severance and change-in-control protection.
Tax and Accounting Considerations; Deductibility of Executive Compensation
In evaluating compensation program alternatives, the Compensation Committee has considered the potential impact on our company of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to their chief executive officers and certain other named executive officers (“Covered Employees”). An exemption from the $1 million deduction limit for performance-based compensation was generally repealed by the Tax Cuts and Jobs Act in 2017. While the previously available exemption is generally no longer available, in making its compensation decisions for our Covered Employees, the Compensation Committee endeavors to focus on performance-based components of executive compensation, while retaining maximum flexibility in designing compensation programs that are in the best interests of our company and our shareholders, even if that approach may result in payments which are not deductible under Section 162(m).

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
H.V. Agadi Former President And Chief Executive Officer	2020	$307,691	$0	$690,429	$199,746	$82,834	$12,266	$563,156	$1,856,122
	2019	750,000	0	799,988	199,999	202,500	4,943	55,241	2,012,671
	2018	723,077	250,000	799,989	200,216	191,831	351	61,919	2,227,383
R. Verma Chief Executive Officer	2020	$626,923	$0	$837,727	$169,864	$158,272	$16,692	$37,415	$1,846,893
	2019	550,000	0	599,984	149,999	107,250	8,170	26,845	1,442,248
	2018	550,000	103,125	439,993	110,119	108,857	540	22,740	1,335,374
J.O. Blanco President	2020	$500,885	$0	$747,232	$150,006	$97,036	$469	$25,572	$1,521,200
	2019	422,300	0	399,989	99,999	63,345	3,860	21,158	1,010,651
	2018	419,461	75,000	239,992	60,065	62,421	147	28,163	885,249
W.B. Swain Executive Vice President, Chief Financial Officer	2020	$457,600	$0	$489,843	$99,873	$86,105	$61,374	$31,947	$1,226,742
	2019	457,600	0	399,989	99,999	78,936	66,944	29,073	1,132,541
	2018	448,000	125,000	399,986	100,108	72,835	15,557	23,030	1,153,402
D.M. Lisenbey Former Executive Vice President; Global President – Crawford TPA Solutions	2020	$437,615	$0	$390,454	$99,873	$0	$15,908	$18,450	$962,300
	2019	472,770	0	399,989	99,999	81,552	8,589	24,394	1,087,293
	2018	470,631	125,000	399,986	100,108	81,152	785	33,881	1,211,543
L.C. Thomas Executive Vice President; Global President – Platform Solutions	2020	$463,500	$0	$489,843	$99,873	$87,215	$50,745	$68,388	$1,259,564
	2019	463,500	0	399,989	99,999	79,954	90,673	46,839	1,180,954
	2018	463,500	125,000	399,986	100,108	81,152	23,997	31,933	1,177,682

(1)
The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The amounts disclosed here include payout, at Target performance, for our Performance Share Units. See the Grants of Plan-Based Awards table for the range of potential payouts under the Performance Share Units.

(2)
See the section “Compensation Discussion and Analysis” for a discussion of how these amounts were calculated.

(3)
Represents the following amounts for 2020: (i) Mr. Swain: $19,785 preferential earnings from the Deferred Compensation Plan and $41,589 actuarial increase in pension value; (ii) Mr. Agadi, Mr. Verma, Mr. Blanco and Ms. Lisenbey: $12,266, $16,692, $1,135 and $15,908 respectively, preferential earnings from the Deferred Compensation Plan; and (iii) Mr. Thomas: $13,486 preferential earnings from the Deferred Compensation Plan and $37,259 actuarial increase in pension value.

(4)
Represents the following amounts for 2020: (i) Mr. Agadi: $461,539 in severance; a $19,711 in premium payments on term life insurance; $951 on a company car; and $80,955 in senior executive retirement pay; (ii) Mr. Verma, $10,400 in country club dues; a $12,907 Company contribution to the Deferred Compensation Plan; a $8,550 Company contribution to the 401(k) Plan; $1,770 in premium payments on term life insurance; and $3,788 on a company car; (iii) Mr. Blanco: $7,902 Company contribution to the Deferred Compensation Plan; a $8,550 Company contribution to the 401(k) Plan; $1977 in premium payments on term life insurance; and $7,143 on a company car; (iv) Mr. Swain: $225 on country club dues; a $8,325 Company contribution to the Deferred Compensation Plan; a $8,550 Company contribution to the 401(k) Plan; and $3,781 in premium payments on term life insurance; (v) Ms. Lisenbey: a $6,122 Company contribution to the Deferred Compensation Plan; a $8,550 Company contribution to the 401(k) Plan; $3,039 in premium payments on term life insurance; and $738 on a company car; (vi) Mr. Thomas: $38,000 in club dues; a $3,773 Company contribution to the Deferred Compensation Plan; a $8,550 Company contribution to the 401(k) Plan; $5,499 in premium payments on term life insurance; and $12,566 on a company car.
Grants of Plan-Based Awards
The Company maintains the Omnibus Stock Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. The Omnibus Stock Plan was adopted at the Company’s 2016 annual meeting of shareholders, and, effective May 11, 2016, replaced the Crawford & Company Executive Stock Bonus Plan (the “Stock Bonus Plan”) for purposes of awards granted following that meeting. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2020 to each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.
		Estimated Possible Payouts Under Non-Equity Incentive Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name and Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
H. V. Agadi(1)	2/10/2020	$0	$225,000	$450,000	—	—	—	33,296	84,638	$9.01	$479,765
H. V. Agadi	9/23/2020	0	—	—	23,292	46,583	93,166	—	—	—	410,409
R. Verma(1)	2/10/2020	0	483,646	967,292	—	—	—	24,972	63,479	9.01	359,825
R. Verma(4)	5/14/2020	0	—	—	—	—	—	5,376	13,369	5.58	48,278
R. Verma	9/23/2020	0	—	—	34,956	69,911	139,822	—	—	—	599,488
J. O. Blanco(1)	2/10/2020	0	296,521	593,042	—	—	—	16,648	42,319	9.01	239,883
J. O. Blanco(4)	5/14/2020	0	—	—	—	—	—	13,441	33,422	5.58	120,698
J. O. Blanco	9/23/2020	0	—	—	31,517	63,034	126,068	—	—	—	536,657
W. B. Swain(1)	2/10/2020	0	263,120	526,240	—	—	—	16,648	42,319	9.01	239,883
W. B. Swain	9/23/2020	0	—	—	20,317	40,633	81,266	—	—	—	349,833
D. M. Lisenbey(1)	2/10/2020	0	271,843	543,686	—	—	—	16,648	42,319	9.01	239,883
D. M. Lisenbey	9/23/2020	0	—	—	20,317	40,633	81,266	—	—	—	250,445
L. C. Thomas(1)	2/10/2020	0	266,513	533,025	—	—	—	16,648	42,319	9.01	239,883
L. C. Thomas	9/23/2020	0	—	—	20,317	40,633	81,266	—	—	—	349,833

(1)
Amounts represent the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Annual Cash Incentive Opportunity.” Actual amounts paid under the STIP to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis Long-Term Incentive Opportunity.”
(3)
Exercise price of $9.01 of all stock awards granted on February 10, 2020.

(4)
Additional stock awards granted to Mr. Verma and Mr. Blanco on May 14, 2020 at $5.58.

(5)
The grant date fair value of awards granted under the LTIP to the named executive officers was determined as reported in the Summary Compensation Table under the “Stock Awards” column.

Outstanding Equity Awards at December 31, 2020
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2020 of each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. V. Agadi	100,000	—	—	$9.00	8/2/2026	—	—	—	—
	100,000	—	—	10.00	8/2/2026	—	—	—	—
	71,839	—	—	9.22	2/8/2027	—	—	—	—
	48,013	—	—	8.60	2/7/2028	—	—	—	—
	25,920	—	—	9.70	2/11/2029	—	—	—	—
	—	—	—	—	—	—	—	10,515(5)	$77,707
	—	—	—	—	—	—	—	25,773(6)	190,462
	—	—	—	—	—	—	—	22,308(7)	164,858
	—	—	—	—	—	—	—	20,810(8)	153,786
R. Verma	26,406(1)	13,205(1)	—	$8.60	2/07/2028	—	—	—	—
	19,438(2)	38,882(2)	—	9.70	2/11/2029	—	—	—	—
	—	63,479(3)	—	9.01	2/10/2030	—	—	—	—
	—	13,369(4)	—	5.58	5/14/2030	—	—	—	—
	—	—	—	—	—	—	—	7,886(5)	$58,280
	—	—	—	—	—	—	—	19,330(6)	142,849
	—	—	—	—	—	—	—	16,731(7)	123,644
	—	—	—	—	—	—	—	3,602(7)	26,618
	—	—	—	—	—	—	—	50,581(8)	373,794
J. O. Blanco	22,222	—	—	$7.90	5/09/2027	—	—	—	—
	14,402(1)	7,204(1)	—	8.60	2/07/2028	—	—	—	—
	12,960(2)	25,920(2)	—	9.70	2/11/2029	—	—	—	—
	—	42,319(3)	—	9.01	2/10/2030	—	—	—	—
	—	33,422(4)	—	5.58	5/14/2030	—	—	—	—
	—	—	—	—	—	—	—	5,257(5)	$38,852
	—	—	—	—	—	—	—	12,887(6)	95,235
	—	—	—	—	—	—	—	11,154(7)	82,429
	—	—	—	—	—	—	—	9,005(7)	66,550
	—	—	—	—	—	—	—	50,147(8)	370,586

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. B. Swain	35,919	—	—	$9.22	2/08/2027	—	—	—	—
	24,006(1)	12,004(1)	—	8.60	2/07/2028	—	—	—	—
	12,960(2)	25,920(2)	—	9.70	2/11/2029	—	—	—	—
	—	42,319(3)	—	9.01	2/10/2030	—	—	—	—
	—	—	—	—	—	—	—	5,257(5)	$38,852
	—	—	—	—	—	—	—	12,887(6)	95,235
	—	—	—	—	—	—	—	11,154(7)	82,429
	—	—	—	—	—	—	—	27,746(8)	205,043
D. M. Lisenbey	35,919	—	—	$9.22	1/29/2021	—	—	—	—
	24,006	—	—	8.60	1/29/2021	—	—	—	—
	12,960	—	—	9.70	1/29/2021	—	—	—	—
	—	—	—	—	—	—	—	—	—
L. C. Thomas	14,500	—	—	$5.08	3/27/2023	—	—	—	—
	35,919	—	—	9.22	2/08/2027	—	—	—	—
	24,006(1)	12,004(1)		8.60	2/07/2028	—	—	—	—
	12,960(2)	25,920(2)		9.70	2/11/2029	—	—	—	—
		42,319(3)		9.01	2/10/2030	—	—	—	—
	—	—	—	—	—	—	—	5,257(5)	$38,852
	—	—	—	—	—	—	—	12,887(6)	95,235
	—	—	—	—	—	—	—	11,154(7)	82,429
	—	—	—	—	—	—	—	27,746(8)	205,043

(1)
Shares vested 33.33% on February 8, 2019 and February 8, 2020 and 33.34% on February 8, 2021.

(2)
Shares vested 33.33% on February 11, 2020 and 33.33% on February 11, 2021 and vest 33.34% on February 11, 2022.

(3)
Shares vested 33.33% on February 10, 2021 and vest 33.33% on February 10, 2022 and 33.34% on February 10, 2023.

(4)
Shares vest 33.33% on May 14, 2021 and May 14, 2022 and 33.34% on May 14, 2023.

(5)
Shares vested 33% on December 31, 2019 and December 31, 2020 and vest 34% on December 31, 2021.

(6)
Shares vest 100% on December 31, 2021.

(7)
Shares vested 33% on December 31, 2020 and vest 33% on December 31, 2021 and 34% on December 31, 2022.

(8)
Shares vest 100% on December 31, 2022.

Option Exercises and Stock Vested
The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers. All such awards were exercised for shares of Class A Common Stock.

Name	Option Awards Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Stock Awards Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. V. Agadi	—	—	33,054	$244,268
R. Verma	—	—	49,192	362,032
J. O. Blanco	—	—	18,590	137,382
W. B. Swain	—	—	16,527	122,131
L. C. Thomas	—	—	16,527	122,131
Pension Benefits at December 31, 2020
The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, Messrs. Swain and Thomas participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. Prior to 2017, in place of the accruals under the now frozen Retirement Plan, the Company at times made a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. This discretionary contribution was discontinued in 2017 following the last contribution made for the 2016 fiscal year. The following table provides information concerning the pension benefits at December 31, 2020 with respect to the named executive officers.
Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
H. V. Agadi	—	—	—	—
R. Verma	—	—	—	—
J. O. Blanco	—	—	—	—
W. B. Swain	Crawford & Company Retirement Plan	10	$330,357	—
D. M. Lisenbey		—	—	—
L. C. Thomas	Crawford & Company Retirement Plan	18	641,036	—
Nonqualified Deferred Compensation
The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or 401(k) Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the 401(k) Plan for eligible employees, to also make an additional SERP matching contribution to the SERP for participants in the SERP. The Company may also make contributions to the Deferred Compensation Plan to make up for benefits not provided under the 401(k) Plan because of limitations on individual contributions to the 401(k) Plan. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Company’s Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
H.V. Agadi	$88,067	$23,980	$12,266	$342,749	$67,331
R. Verma	21,450	10,343	16,692	—	477,204
J.O. Blanco	15,836	8,392	1,135	—	36,618
W.B. Swain	61,547	9,466	19,785	87,522	594,399
D.M. Lisenbey	40,004	10,549	15,908	—	477,177
L.C. Thomas	132,677	10,299	13,486	—	466,358

(1)
These amounts were also included in “Salary” for 2020 in the Summary Compensation Table.

(2)
These amounts were also reported in “All Other Compensation” in the “Summary Compensation Table” in the Registrant’s Proxy Statement for its 2020 annual meeting.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
The Company is party to agreements with its named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.
Employment and Severance Agreements
Mr. Agadi
On June 21, 2016, the Company entered into an employment agreement with Mr. Agadi to serve as President and Chief Executive Officer for a term through March 31, 2018, with his service to be renewed for additional one-year periods unless advance notice of non-renewal is given. In exchange for such service, Mr. Agadi was entitled to an annual salary of $700,000 subject to periodic review by the Compensation Committee. Mr. Agadi was also eligible to participate in the STIP and the LTIP. Both such award opportunities, including amounts and metrics, are determined by the Compensation Committee. Mr. Agadi was also entitled to such other compensation and benefits as are in conformity with Company policy for senior executives, including a car allowance, as approved by the Compensation Committee.
Mr. Agadi’s employment agreement provided for a grant under the terms of the Omnibus Stock Plan, of an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $9.00 per share and an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $10.00 per share. The option awards vest over a three year period, and expire ten years from the date of grant.
On April 21, 2020 Mr. Agadi informed the Board of the Company of his resignation from the positions of President and Chief Executive Officer of the Company with the effective date of May 15, 2020. In connection with Mr. Agadi’s resignation, the Company and Mr. Agadi entered into a General Release and Separation Agreement (the “Separation Agreement”). The Separation Agreement includes a general release of any claims of Mr. Agadi against the Company and the other Released Parties (as defined in the general release), including, but not limited to, any claims under Mr. Agadi’s Employment Agreement, effective July 1, 2016 (the “Employment Agreement”), with the Company. As consideration for the general release, and subject to Mr. Agadi’s continued compliance with the terms and conditions of the Separation Agreement (including the restrictive covenants contained in the Separation Agreement), Mr. Agadi was entitled to the following under the Separation Agreement:
•
Payment of 18 months of Mr. Agadi’s base salary of $750,000, or an aggregate of $1,125,000, subject to applicable withholding and payable in installments in accordance the Company’s normal payroll practices for senior management employees, as well as participation in the Company’s health insurance for a period of 18 months, at Mr. Agadi’s sole expense, if desired, in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);
•
Payment of the prorated value (based on Mr. Agadi’s service from January 1, 2020 through May 15, 2020) of any incentive pay to which he is otherwise entitled under the Company’s STIP, which will be payable in accordance with the terms of the STIP in 2021 at the same time any payments under the STIP are made to other employees;

•
Certain stock options granted to Mr. Agadi under the Employment Agreement may either be (a) retained by Mr. Agadi or (b) surrendered to the Company in exchange for a payment (within 30 days) equal to the value of such stock options, calculated under the Black Scholes Option Pricing Model (as calculated by the Company in good faith, which calculation shall be conclusive); and

•
With respect to all other equity awards Mr. Agadi has been granted in the past, (a) all vested options will be exercisable for a period of 10 years from their date of grant, (b) all unvested options are forfeited, (c) earnings per share-based restricted stock units (“RSUs”) will vest in accordance with the three-year earnings per share targets in the Company’s LTIP, and (d) all other RSUs will continue to vest in accordance with the applicable award agreement.

The Separation Agreement also contains certain customary covenants regarding mutual confidentiality, non-disparagement and waiver and release of claims provisions.
Mr. Verma
On April 23, 2020 the Company entered into an Executive Employment Agreement appointing Mr. Verma as Chief Executive Officer effective May 15, 2020. In exchange for such service, Mr. Verma is entitled to an annual salary of $675,000 which was increased to $700,000 effective January 1, 2021.
Mr. Verma is entitled to an annual cash incentive opportunity under the Company’s STIP, or any successor plan(s), with a current target award of not less than 85% of his annual base salary, and a maximum award opportunity of 170% of his annual base salary. Mr. Verma is eligible to participate in the Crawford LTIP. Mr. Verma’s “target” LTIP award for 2020 was adjusted to $850,000 effective with the change of title and duties and was increased to $900,000 effective January 1, 2021. Both short-term and the long-term award opportunities, including amounts and metrics, will be determined by the Compensation Committee.
If Mr. Verma is terminated without cause (as defined by his employment agreement) or following a change of control of the Company, Mr. Verma will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. Any such payments will be conditioned on Mr. Verma entering into a separate agreement with the Company, which agreement will contain a general release of the Company and covenants restricting competition, solicitation of clients and solicitation of employees following his departure.
Mr. Blanco
On April 23, 2020 the Company entered into an Executive Employment Agreement appointing Mr. Blanco as President effective May 15, 2020. In exchange for such service, Mr. Blanco is entitled to an annual salary of $550,000 which was increased to $575,000 effective January 1, 2021. Mr. Blanco is entitled to an annual cash incentive opportunity under the Company’s STIP, or any successor plan(s), with a current target award of not less than 65% of his annual base salary, and a maximum award opportunity of 130% of his annual base salary. Mr. Blanco is eligible to participate in the Crawford LTIP. Mr. Blanco’s “target” LTIP award for 2020 was adjusted to $750,000 effective with the change of title and duties. Both short-term and the long-term award opportunities, including amounts and metrics, will be determined by the Compensation Committee.
If Mr. Blanco is terminated without cause (as defined by his employment agreement) or following a change of control of the Company, Mr. Blanco will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. Any such payments will be conditioned on Mr. Blanco entering into a separate agreement with the Company, which agreement will contain a general release of the Company and covenants restricting competition, solicitation of clients and solicitation of employees following his departure.

Mr. Swain
On October 29, 2020, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Swain. Pursuant to the Amendment, Mr. Swain is entitled to an annual base salary of at least $457,600, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.
In the event that Mr. Swain’s employment is terminated for reasons other than cause, (as defined by his employment agreement), or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) 18 months of his then-current base salary and (ii) the pro-rata amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.
In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.
Mr. Thomas
On October 28, 2020, the Company amended the Executive Employment Agreement (“Amendment”) with Mr. Thomas. Pursuant to the Amendment, Mr. Thomas is entitled to an annual base salary of $463,500, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Thomas is eligible to participate in the STIP and the LTIP. In addition, Mr. Thomas is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.
In the event that Mr. Thomas’s employment is terminated for reasons other than cause (as defined by his employment agreement) or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Thomas will be entitled to receive a lump sum amount equal to 12 months of his then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Thomas entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.
In connection with entering into the agreement, Mr. Thomas also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Thomas to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.
Equity Incentive Plans and Awards
Awards issued under the Omnibus Stock Plan are subject to vesting conditions described in related award agreements. Unvested, earned LTIP awards issued under the Company’s Omnibus Stock Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of such an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of such an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits
Upon retirement or other termination of employment, certain executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.
Termination and Change-in-Control Tables for 2020
The following table summarizes the compensation and other benefits that would have become payable to certain of our named executive officers assuming their employment had terminated on December 31, 2020. In addition, the table also summarizes the compensation that would become payable to these named executive officers assuming that a change in control of the Company had occurred on December 31, 2020. With respect to the information relating Mr. Agadi and Ms. Lisenbey, in accordance with SEC rules, compensation disclosure relating to their resignations effective as of May 15, 2020 and October 30, 2020 respectively, reflect the actual amounts payable to them.
In reviewing these tables, please note the following:
•
Cash severance in connection with a change in control or a termination without cause without a change in control is paid over time, consistent with the current payroll process.

•
Life insurance benefits payable upon death represent the death benefit payable to the named executive officer’s beneficiaries by the life insurance company.

•
Disability benefits reflect benefits payable to the employee by the plan provider resulting from a qualified illness or injury as defined in the plan.

•
No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•
All parties complied with any required notice provisions in the applicable agreement.

•
Each of the named executive officers complied with all restrictive and other covenants applicable to such officer.

•
Performance stock awards subject to achievement of performance goals are not included in the stock award totals until those performance goals are achieved under any condition, with the exception of change of control, where we include prorata for time elapsed at 100% achievement of that target as provided in the applicable agreements in the event of a change of control.

Benefits and Payments	Termination in Connection with a Change in Control	Termination Without Cause	Termination for Good Reason	Death	Disability
H.V. Agadi
Cash Severance	—	$535,169	—	—	—
Stock Awards	—	$473,552	—	—	—
Life Insurance	—	—	—	—	—
Disability Benefits	—	—	—	—	—
COBRA Benefit	—	$28,316	—	—	—
Total	—	$1,037,037	—	—	—
R. Verma
Cash Severance	$1,586,250	$1,586,250	—	—	—
Stock Awards	$676,841	$676,841	—	—	—
Life Insurance	—	—	—	$2,400,000
Disability Benefits	—	—	—		$971,250
COBRA Benefit	$669	$669	—
Total	$2,263,760	$2,263,760	—	$2,400,00	$971,250
J.O. Blanco
Cash Severance	$1,182,500	$1,182,500	—	—	—
Stock Awards	643,225	$643,225	—	—	—
Life Insurance	—	—	—	$1,400,000	—
Disability Benefits	—	—	—	—	$680,625
COBRA Benefit	$28,316	$28,316	—	—	—
Total	$1,854,041	$1,854,041	—	$1,400,000	$680,625
W.B. Swain
Cash Severance	$949,520	$949,520	—	—	—
Stock Awards	$381,400	$381,400	—	—	—
Life Insurance	—	—	—	$1,132,000	—
Disability Benefits	—	—	—	—	$540,540
COBRA Benefit	$18,878	$18,878	—	—
Total	$1,349,798	$1,349,798	—	$1,132,000	$540,540
D.M. Lisenbey
Cash Severance	—	—	—	—	—
Stock Awards	—	—	—	—	—
Life Insurance	—	—	—	—	—
Disability Benefits	—	—	—	—	—
COBRA Benefit	—	—	—	—	—
Total	—	—	—	—	—
L.C. Thomas
Cash Severance	$463,500	$463,500	—	—	—
Stock Awards	$381,400	$381,400	—	—	—
Life Insurance	—	—	—	$1,227,000	—
Disability Benefits	—	—	—	—	$547,800
COBRA Benefit	—	—	—	—	—
Total	$844,900	$844,900	—	$1,227,000	$547,800

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Verma our CEO:
For 2020, our last completed fiscal year:
•
the annual total compensation of our median employee was $54,177;

•
the annual total compensation of our CEO was $1,197,299

Based on this information, for 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 37 to 1.
SEC rules allow a registrant to use the same median employee for comparison purposes for up to three years, unless there has been a change in the registrant’s employee population or compensation arrangements that the registrant reasonably believes would result in a significant change in the disclosure. We have concluded that there has not been a change in our employee population or compensation arrangements that would cause us to reasonably believe that there would be a significant change in the disclosure. Therefore, for purposes of CEO Pay Ratio disclosure for the 2020 fiscal year herein, we are comparing the 2020 total compensation for our median employee that we identified for the 2019 CEO Pay Ratio disclosure, against the 2020 total compensation of our CEO.
With respect to the annual total compensation of our median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $54,177. In accordance with SEC rules, we have annualized the compensation of our current CEO, Rohit Verma, who began serving as our CEO on May 15, 2020, and for purposes of calculating the 2020 CEO Pay Ratio, the annual total compensation of our CEO was $1,197,299.
Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify our median employee as previously disclosed in the 2020 proxy statement for our 2019 CEO Pay Ratio disclosure. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our company with the annual total compensation of our CEO.
We determined that, as of October 31, 2019, our employee population consisted of approximately 7,283 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among a number of countries and regions. Of those, approximately 41% of these employees are located in the United States.
As of October 31, 2019, our employee population was distributed as follows (all numbers approximate):
Location	Employees
United States	3,005
Canada	1,114
United Kingdom	1,097
Europe, Middle East, and Africa	641
Australia	439
Philippines	553
Asia Pacific	291
Latin America	143
Total	7,283

Given our multiple payroll systems and the differing fiscal years of our company and its subsidiaries, to identify our median employee we measured compensation using the 12-month period ending October 31, 2018. Our compensation programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive commissions or bonuses. We included salary or hourly wages, as applicable, as well any bonuses or commissions earned for 2018 (irrespective of whether such amounts were paid in 2018, or 2019) in our measurement.
Our workforce includes a number of part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees, or employees who were hired in 2018 but did not work for us or our consolidated subsidiaries for the entire fiscal year. In certain regions employees are paid based on a 13 month year, which was included in compensation for purposes of the determination of the median employee. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2018. Based on that analysis, we determined that our median employee was a full-time, salaried employee located in the United States.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION
The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
MICHELLE E. JARRARD, CHAIR
JESSE C. CRAWFORD
CHARLES H. OGBURN
STOCK OWNERSHIP INFORMATION
Security Ownership of Management
The following table sets forth information, as of March 19, 2021, as to shares of Class A and Class B Common Stock beneficially owned by each current director, director nominee, each of the named executive officers, and all current directors and executive officers as a group. As of March 19, 2021, there were 30,849,584 shares of Class A Common Stock and 22,451,307 shares of Class B Common Stock outstanding.
	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi(3)	573,752	86,291	1.8%	—
Inga K. Beale	19,049	—	—	—
Joseph O. Blanco(4)	227,751	30,000	—	—
Jesse C. Crawford(5)	10,986,386	12,857,097	35.6	57.2%
Jesse C. Crawford , Jr.(6)	1,175,604	49,238	3.8	—
Lisa G. Hannusch	29,060	—	—	—
Michelle E. Jarrard	33,489	—	—	—
Charles H. Ogburn(7)	450,460	1,000	1.4	—
Rahul Patel	57,777	—	—	—
D. Richard Williams	63,097	—	—	—
Rohit Verma(8)	236,457	2,000	—	—
W. Bruce Swain(9)	364,359	1,000	1.1	—
Danielle M. Lisenbey(10)	137,738	—	—	—
Larry C. Thomas(11)	253,603	73	—	—
All Directors and Executive Officers as a Group (22 persons)(12)	15,221,991	13,026,699	49.3%	58.0%

(1)
Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)
Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)
Includes 345,772 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 19, 2021.

(4)
Includes 95,015 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 19, 2021.

(5)
The shares of Class A Common Stock shown as beneficially owned by Mr. Crawford include 9,845 shares held in trust for his son over which he has sole voting and shared dispositive power, 1,822,335 shares held by Rex Holdings, LLC over which he has sole voting and dispositive power, 1,827,665 shares held by Keepers, LLC over which he has sole voting and dispositive powers, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 577,679 shares held in an irrevocable trust over which his wife is trustee, 54,864 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee, and 379,921 shares owned by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. See Note (1) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(6)
Does not include 587,524 shares of Class A Common Stock held in trusts where he is the beneficiary, but over which he has no voting or dispositive power.

(7)
The shares shown as beneficially owned by Mr. Ogburn include 22,451 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(8)
Includes 104,001 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 19, 2021.

(9)
Includes 111,955 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 19, 2021.

(10)
Shares owned as of October 30, 2020, Ms. Lisenbey’s last day of employment.

(11)
Includes 126,455 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 19, 2021.

(12)
Includes 961,996 shares of Class A Common Stock as to which voting or dispositive power is shared and 1,071,194 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 19, 2021.

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 19, 2021:
Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,857,097(1)	57.2%
David Nierenberg Nierenberg Investment Management Company Inc. The D3 Family Funds 19605 NE 8th Street Camas, WA 98607	1,564,025(2)	6.9%
Paradice Investment Management LLC 257 Fillmore Street, Suite 200 Denver, Colorado 80206	1,231,981(3)	5.4%

(1)
Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC

(“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise sole voting and dispositive power over the shares. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. The amount also includes 394,912 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee.
(2)
Based upon a Schedule 13D/A filed with the SEC by Nierenberg Investment Management Company, Inc. (“NIMCO”) on December 28, 2020. According thereto, NIMCO shares voting and dispositive power with respect to all of the shares.

(3)
Based upon a Schedule 13G/A filed with the SEC by Paradice Investment Management LLC on February 16, 2021. According thereto, Paradice Investment Management LLC shares voting power with respect to 876,154 shares and shares dispositive power with respect to all of the shares with Paradice Investment Management Pty Ltd.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND
RELATED TRANSACTIONS
The Company did not have any related party transactions in 2020. For information on the Company’s related party transaction policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above.
EQUITY COMPENSATION PLANS
The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2020. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	2,255,910(2)	$8.70(3)	7,904,738(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,255,910	$8.70	7,904,738

(1)
Excludes PSUs.

(2)
Includes shares issuable pursuant to outstanding PSUs, options under the Company’s stock option plans (1,895,930 shares), the Employee Stock Purchase Plan, as amended (152,518 shares), and the U.K. ShareSave Scheme (207,462 shares).

(3)
Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.

(4)
Represents shares which may be issued under, the Employee Stock Purchase Plan (709,149), the Non-Employee Director Stock Plan (489,280), the U.K. ShareSave Plan (175,288), the Omniubus Incentive Plan (5,610,896) and the International Employee Stock Purchase Plan (920,125). Excludes all shares that were unearned at December 31, 2020.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, each of Mme. Hannusch and Messrs. Burke, Crawford, and Patel had late Form 4 filings due to clerical errors. Other than those specified filings, the Company believes that, during the year ended December 31, 2020, all of its officers, directors and greater than ten percent beneficial owners timely complied with all applicable filing requirements.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Ms. Jarrard as Chair, Messrs. Crawford and Ogburn. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. The Company currently provides its shareholders a say-on pay vote every two years. We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year time and performance period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. We believe a vote every two years helps ensure proper visibility into our long term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation. In the Company’s most recent advisory say-on pay vote at the Company’s 2019 annual meeting of shareholders, approximately 93.4% of votes cast were “for” approval of the executive compensation as disclosed in our proxy statement relating to the 2019 annual meeting of shareholders. The Compensation Committee has considered the outcome of this vote in its ongoing establishment and oversight of the compensation of the executive officers of the Company.
Our executive compensation program has been designed to implement certain core compensation principles, namely “pay for performance” and alignment of management’s interests with our shareholders’ interests to support long-term value creation and encourage an appropriate level of risk-taking behavior consistent with our long-term strategy. In the course of establishing our 2020 compensation programs and awarding compensation, our management and Compensation Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation while also not unduly incenting management to take inappropriate risks. Please read the “Compensation Discussion and Analysis” section, including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2020 compensation of our named executive officers.
The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation for our named executive officers and the compensation philosophy, objectives, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:
“RESOLVED, that the shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”
Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2021 and beyond.
The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent registered public accounting firm for the Company for the fiscal year 2021. Ernst & Young LLP has served as the independent registered public accounting firm of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2021, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.
Fees Paid to Ernst & Young LLP
In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2020 and 2019:
	2020	2019
Audit Fees(1)	$3,397,241	$3,444,207
Audit related fees(2)	473,526	438,414
Tax fees(3)	751,755	371,789
All other fees	—	—
Total	$4,622,522	$4,254,410

(1)
Audit fees include: the annual consolidated financial statement audit, the annual audit of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, statutory and other financial statement audits.

(2)
Audit related fees include: service organization control reports.

(3)
Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent registered public accounting firm. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such services after due deliberation.
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.

AUDIT COMMITTEE REPORT
In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent registered public accounting firm the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Company Manual Section 303A.06 and otherwise complied with the obligations stated therein.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.
D. RICHARD WILLIAMS, CHAIR
INGA K. BEALE
LISA G. HANNUSCH
CHARLES H. OGBURN
SHAREHOLDER PROPOSALS
Any shareholder proposal to be presented at the 2022 annual meeting of shareholders must be received by the Company no later than December 10, 2021 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2022 annual meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to December 10, 2021 and the shareholder satisfies the other requirements of Rule 14a-4(c).
OTHER MATTERS
The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.
April 9, 2021

Crawford®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/crd-b

PHONE – 1-866-883-3382

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 13, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1, and FOR Items 2 and 3.

1. Proposal to elect the ten (10) nominees listed below as Directors (except as indicated to the contrary below)

01 I. K. Beale	05 L. G. Hannusch	08 R. Patel
02 J. O. Blanco	06 M. E. Jarrard	09 R. Verma
03 J. C. Crawford	07 C. H. Ogburn	10 D. R. Williams
04 J. C. Crawford, Jr.		

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANY

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2021
2:00 p.m.

Crawford & Company
5335 Triangle Parkway
Peachtree Corners, Georgia 30092

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2021.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Each of the Director Nominees in Item 1, and FOR Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint R. Verma, W.B. Swain and T.E. Stevenson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements.

See reverse for voting instructions.